EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 10th day of November, 2011, with an effective date of November 2, 2011 (the “Effective Date”), by and between The LGL Group, Inc., a Delaware corporation (the “Company”), and Gregory P. Anderson (“Executive”, and together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company currently employs Executive as its President and Chief Executive Officer pursuant to the terms of that certain employment agreement, dated June 29, 2009, by and between the Company and Executive (the “Original Employment Agreement”); and

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer for the period provided in this Agreement, and the Parties desire to enter into this Agreement embodying the terms of such employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Upon the terms and conditions set forth in this Agreement, commencing on the Effective Date, the Company continues the employment of Executive as its President and Chief Executive Officer.  In this capacity, Executive shall have the duties, authorities and responsibilities as are inherent in such positions and specified in the Company’s By-Laws, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with Executive’s positions. Executive shall report directly to the Board and the Chairman of the Board.  All employees of the Company shall report directly to Executive or his designee.

(b) Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company.  Executive agrees to carry out and abide by all lawful directions of the Board and the Chairman of the Board that are consistent with his positions.

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(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided, however, the foregoing shall not prevent Executive from the following, so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict: (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing Executive’s passive personal investments.

(d) Executive may own passive investments (including, but not limited to, indirect investments through mutual funds) in the securities of Competing Businesses (as defined below), provided such securities are publicly traded and Executive does not own or control more than 1.0% of the outstanding voting rights or equity of the Competing Business.  “Competing Business” means any corporation, partnership, limited liability company, university, government agency or other entity or person (other than the Company) that is engaged in the development, manufacture, marketing, distribution or sale of, or research directed to electronic components used to control the frequency or timing of signals in electronic circuits.

(e) Throughout the Term, Executive shall maintain his Department of Defense Secret Clearance.

2. Salary and Additional Compensation.

(a) Base Salary.  The Company shall pay to Executive an annual base salary of $200,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.  The Board may increase Executive’s annual base salary from time to time in its sole and absolute discretion.

(b) Bonus.  Executive shall be eligible for an annual bonus based upon the achievement of certain management objectives to be determined by the Compensation Committee of the Board each year.

               (c) Future Equity Awards.  Executive shall be eligible to participate in future grants pursuant to the Company’s 2011 Incentive Plan, as adopted by the Board (the “2011 Incentive Plan”), and any other performance incentive plans extended to senior executives of the Company generally, at levels commensurate with Executive’s positions.

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(d) Ownership of Stock.  During the Term, and in addition to any other requirements imposed by applicable securities laws, Executive shall not make sales of shares of the Company’s stock if, after giving effect to such sales, he would own stock with a market value (determined with reference to the price of such stock on the principal stock exchange or interdealer quotation system on which such stock is traded) that is less than Executive’s then base salary.

3. Expenses.  In accordance with Company standard expense reimbursement policy, the Company shall reimburse Executive for all reasonable business expenses properly and reasonably incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s standard expense reimbursement policy.

4. Benefits.

(a) Vacation.  Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to senior executives of the Company generally, at a level commensurate with Executive’s positions.

(b) Health Insurance and Other Plans.  Executive shall be eligible to participate in the Company’s medical, dental, long term incentive plan, and other employee benefit programs, if any, that are provided by the Company for its employees generally, at levels commensurate with Executive’s positions, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

(c) Term Life Insurance.  The Company shall obtain and maintain during the Term (paying all applicable premiums) term life insurance on the life of Executive, providing for the payment upon the death of Executive of the sum of $2 million.  Executive shall submit to such medical or other exams as the insurer under such policy shall reasonably require.  Upon the termination of Executive’s employment by the Company, if Executive shall so request of the Company in a written notice given within 30 days after such termination, the Company shall use its reasonable commercial efforts to cause such policy to be assigned to Executive, whereupon Executive shall be responsible for the payment of all premiums and other charges thereunder.

(d) Disability Insurance.  The Company shall obtain and maintain during the Term (paying all applicable premiums) disability insurance on behalf of Executive, at a level mutually agreeable to Executive and the Company, providing for payments to Executive in the event of his termination by the Company as a result of his Disability (as defined below).  Executive shall submit to such medical or other exams as the insurer under such policy shall reasonably require.  Upon the termination of Executive’s employment by the Company, if Executive shall so request of the Company in a written notice given within 30 days after such termination, the Company shall use its reasonable commercial efforts to cause such policy to be assigned to Executive, whereupon Executive shall be responsible for the payment of all premiums and other charges thereunder.

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5. Term.  The terms set forth in this Agreement shall commence on the Effective Date and remain in effect for two years (the “Term”), except as otherwise provided herein.

6. Termination.

(a) Termination at the Company’s Election.

(i) For Cause.  At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) upon written notice to Executive.  For purposes of this Agreement, “Cause” shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is indicted or convicted for, a felony under federal or state law or a crime under federal or state law that involves fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in misconduct that causes material harm to the reputation of the Company; (D) materially fails to meet individual and/or Company performance goals set forth in any performance incentive plan adopted by the Board and applicable to Executive; or (E) materially breaches any term of this Agreement or written policy of the Company, provided that if the breach reasonably may be cured, the Company has given Executive prior written notice of such breach and at least 30 days after such notice is given to cure such breach in the reasonable judgment of the Board.

(ii) Upon Disability or Death.  At the election of the Company, Executive’s employment may be terminated should Executive become physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of 90 consecutive days or any 180 days in a period of 365 consecutive days (a “Disability”).  Executive’s employment shall be terminated automatically upon Executive’s death.

(iii) Without Cause.  At the election of the Company, Executive’s employment may be terminated for any reason or no reason upon written notice to Executive.

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(b) Termination at Executive’s Election.

(i) For Good Reason.  At Executive’s election, Executive’s employment may be terminated for Good Reason (as defined below) upon 30 days’ written notice to the Company.  For purposes of this Agreement, “Good Reason” shall mean that one or more of the following actions occurred without Executive’s consent: (A) a material diminution in Executive’s base salary and/or a material adverse change in the terms of his participation in the Company’s performance incentive plans viewed in the aggregate; (B) a material diminution in Executive’s authority, duties or responsibilities under this Agreement, provided this will not apply if there is a substantial change in what constitutes the core of the Company’s operating business and Executive is employed in substantially equivalent positions of a substantially equivalent company (publicly or privately held); or (C) any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company.  In the event any of the occurrences in (A), (B) or (C) above have occurred, Executive may give written notice to the Company of Executive’s intention to terminate his employment in accordance with this Section 6(b)(i), such notice to state in detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and to be given within 60 days after the first occurrence of such acts or failures to act, whereupon the Company shall have 30 days following receipt of such notice to cure such acts or failures to act in all material respects.  If the Company has not cured such acts or failures to act in all material respects within the 30-day cure period, then Executive’s employment shall be terminated immediately for Good Reason.  Following a Change in Control, if Executive is offered continued employment, Executive shall have ten (10) days to choose whether to accept the offer of continued employment.  Should Executive decline the offer of continued employment within ten (10) days of a Change in Control, and agrees to continue his employment with the Company or the Company’s successor for a period of up to nine (9) months following the Change in Control (the “Transition Period”), his employment shall terminate at the end of the Transition Period, such termination shall be deemed a termination for Good Reason and Executive shall be eligible for the applicable payments and benefits set forth in Section 7(c) at such time.  Should Executive accept the offer, and should the offer of continued employment contain terms that result in the occurrence of (A) or (B) above, Executive shall, by his acceptance of such offer, waive his right to terminate his employment for Good Reason based upon the terms of the offer.

(ii) Voluntary Resignation.  At Executive’s election, notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion upon 30 days’ written notice to the Company.

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7. Payments Upon Termination of Employment.

(a) Termination by the Company for Cause or by Executive Without Good Reason.  If, prior to the expiration of the Term, Executive’s employment is terminated by the Company for Cause in accordance with Section 6(a)(i) or by Executive in accordance with Section 6(b)(ii), Executive shall be entitled to the following amounts only: (A) payment of his base salary accrued up to and including the date of termination, to be paid within 30 days following the date of termination, (B) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy, to be paid within 30 days following the date of termination, and (C) payment of any unreimbursed expenses in accordance with the Company’s business reimbursement policy (collectively, the “Accrued Obligations”).

(b) Termination upon Disability or Death.  If Executive’s employment is terminated upon Executive’s Disability or death in accordance with Section 6(a)(ii), Executive or his heirs, executors, and assigns, as applicable, shall be entitled to the Accrued Obligations and any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, to be paid in accordance with the terms of the such annual bonus as determined by the Compensation Committee of the Board.

(c) Termination Without Cause or for Good Reason, or Expiration of the Term.  If Executive’s employment is terminated by the Company in accordance with Section 6(a)(iii) or by Executive for Good Reason in accordance with Section 6(b)(i), or if Executive’s employment terminates upon the expiration of the Term, Executive shall be entitled to receive the Accrued Obligations, to be paid in the same manner and at the same times as set forth in Section 7(a), and the following severance payments and benefits: (i) subject to Section 19, the sum of $100,000, of which $50,000 shall be payable in three equal monthly installments during the first three months after termination of employment and the remaining $50,000 shall be payable six months after the date of termination (the “Severance Payments”); (ii) the vesting of any shares of the Company’s common stock held by Executive that are unvested as of the date of termination (the “Restricted Shares”) such that half of the Restricted Shares shall vest six months after the date of termination and the remaining Restricted Shares shall vest one year after the date of termination; and (iii) the partial vesting (as hereinafter provided) of any options granted under the 2011 Incentive Plan or any other performance incentive plan that the Compensation Committee of the Board determines were earned by Executive prior to the date of termination or expiration of the Term, such determination to be made as soon as reasonably practicable following the third anniversary of the grant date of such options in accordance with the terms of the 2011 Incentive Plan or other performance incentive plan, as applicable, and such options to expire on the fifth anniversary of the grant date.  For purposes of clause (iii) above, the portion of the option determined to have been earned shall be multiplied by a fraction, the numerator of which is the number of whole months in the Term prior to the termination of Executive’s employment or the expiration of the Term, as applicable, and the denominator of which is 36. Notwithstanding the foregoing, the payments and other benefits provided under clauses (i) through (iii) above shall be subject to Executive’s execution and delivery of an agreement and release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their officers, directors, employees, agents, successors and assigns, in the form attached hereto as Exhibit A (the “General Release”) and the Company shall begin to make the payments above within sixty (60) days following the termination of Executive’s employment, but if the sixty (60) day period begins in one calendar year and ends in the second calendar year, payment will be made on the first day in the second calendar year.

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(d) Change in Control.  For purposes of this Agreement, “Change in Control” shall mean (i) the merger or consolidation of the Company with or into another entity, whether or not the Company is the surviving entity, unless the stockholders of the Company immediately prior to such merger or consolidation own, directly or indirectly, more than 50% of the total combined voting power of the surviving entity’s outstanding securities having a right to vote in the election of directors immediately after such merger or consolidation, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the acquisition, directly or indirectly, by any person or related group of persons of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities having more than 50% of the total combined voting power of the Company’s outstanding securities having a right to vote in the election of directors, or (iv) a change in the composition of the Board over a period of 12 consecutive months or less such that members of the Board at the beginning of such period (the “Existing Directors”) cease, for any reason, to constitute a majority of the Board members immediately preceding such election, provided that if the election or nomination for election of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director.

(e) No Mitigation; No Set-Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and no amounts otherwise earned shall be set-off against the amounts due hereunder.

8. Confidentiality Agreement and Assignment of Intellectual Property.

(a) Executive understands that during the Term, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”).  The Company’s success is dependent on the development and protection of its intellectual property, including but not limited to the Confidential Information. Executive understands and acknowledges the importance of maintaining the confidentiality of the Confidential Information to the Company’s continued success.  Executive agrees to observe all Company policies and procedures concerning such Confidential Information.  Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company.  Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive.  Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

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(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, that are in his possession, custody or control.  Executive may retain Executive’s rolodex and similar address books, provided, that such items only include contact information.

(c) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment.  Executive agrees that the Company owns any such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable.  These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company.  The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation that is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information, unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities or (ii) results in any way from Executive’s work at the Company.

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(d) Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Exhibit B to this Agreement.

(e) During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Exhibit B, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f) Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this Section 8.

9. Restrictive Covenants.

(a) During the Term and, in the event that Executive’s employment is terminated for any reason (including for the purposes of this Section 9 the expiration of the Term in accordance with Section 5), during the 12-month period following such termination, Executive will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any Competing Business; provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit Executive’s ownership of not more than 1.0% of the outstanding voting rights or equity of any publicly held company.

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(b) In the event that Executive’s employment is terminated for any reason (including for the purposes of this Section 9 the expiration of the Term in accordance with Section 5), during the 12-month period following such termination, Executive will not directly or indirectly hire, solicit, retain, compensate or otherwise induce or attempt to induce any individual who is or was at any time during the six months prior to Executive’s termination an employee of any of the Affiliated Entities to leave the employ of the Affiliated Entities or in any way interfere with the relationship between any of the Affiliated Entities and any employee thereof.

(c) During the Term and, in the event that Executive’s employment is terminated for any reason (including for the purposes of this Section 9 the expiration of the Term in accordance with Section 5), during the 12-month period following such termination, Executive will not directly or indirectly solicit, hire, engage, send any work to, place orders with, or in any manner be associated with any customer, supplier, contractor, subcontractor or other business relation of any of the Affiliated Entities if such action by Executive would have a material adverse effect on the business, assets or financial condition of any of the Affiliated Entities, or materially interfere with the relationship between any such person or entity and any of the Affiliated Entities.

10. Legitimate Business Interests of the Company.

(a) The parties hereto acknowledge and agree that the matters set forth above in Sections 8 and 9 constitute the “legitimate business interests” of the Company within the meaning of Florida Statutes 542.335 and are hereby conclusively agreed to be legally sufficient to support such covenants.  Such “legitimate business interests” include but are not necessarily limited to trade secrets; valuable confidential business or professional information that does not legally qualify as trade secrets; substantial relationships with specific prospective or existing customers or clients; customer or client good will associated with an ongoing business in a specific geographic location and a specific marketing area; and extraordinary or specialized training.  It is further acknowledged and agreed that all such restrictive covenants set forth above are reasonably necessary to protect the legitimate business interests of the Company and are not overbroad or unreasonable.  It is acknowledged and agreed that the Company is specifically relying upon the foregoing statements in entering into this Agreement.

(b) Executive acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 8 or 9 would be inadequate, that the Company would be irreparably injured by such breach and that, therefore, the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach

11. Representation and Warranty.  Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder.

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12. Notice.  Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

If to Executive, to:

the address shown on the records of the Company.

If to the Company, to:

The LGL Group, Inc.
2525 Shader Rd.
Orlando, Florida 32804
Attention: Chairman of the Board
with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Robert H. Friedman, Esq.

13. Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions thereof.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Florida state court, or the United States District Court, Middle District of Florida, in each case sitting in Orange County, Florida, over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Florida state or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

15. Indemnification and Liability Insurance.  The Company shall indemnify Executive pursuant to the terms of that certain indemnification agreement, dated March 14, 2011, by and between the Company and Executive, and shall provide Executive with liability insurance to the extent extended to senior executives of the Company generally.

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16. Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be, or be construed as, a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing.

17. Assignment.  This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder.  Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or that acquires all or substantially all of the assets of the Company.

18. Entire Agreement.  This Agreement (together with the Exhibits attached hereto) embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company.  Except for the Original Employment Agreement, no other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment.  On the Execution Date, this Agreement shall supersede the Original Employment Agreement and any other prior agreements, written or oral, relating to Executive’s employment.  This Agreement may not be amended or modified except by a writing signed by the Parties.

19. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that as a result of subsequent published guidance issued by the Internal Revenue Service upon which taxpayers generally rely, any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, and to the extent applicable, Internal Revenue Service Notice 2010-6.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible without violating the provisions of Section 409A, maintain the original intent and economic benefit to Executive and the Company and is tax neutral to the Company.

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(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service”, such payment or benefit shall be made or provided at the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) 30 days from the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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20. Limitation on Benefits.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive, or any arrangement or agreement with any person whose actions result in a change of ownership of effective control or a change in ownership of a substantial portion of the assets of the Company covered by Section 280G(b)(2) of the Code (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and but for this Section 20, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (a) in full or (b) as to such lesser amount that would result in no portion of such Payments being subject to the excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes, payroll taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greater amount of payment and benefits. Any reduction under clause (b) of the preceding sentence shall be done first by reducing any cash severance payments with the last payment reduced first; next any equity or equity derivatives that are included at full value rather than accelerated value shall be reduced with the highest value reduced first; and next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first.  Notwithstanding the foregoing, to the extent that the Company and Executive agree that it would not violate Section 409A or impact the ability of the parties to reduce the amounts receivable, Executive may prescribe a different order of reduction.  Unless Executive and the Company otherwise agree in writing, any determination required under this Section 20 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 20, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 20.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 20.  If the limitation set forth in this Section 20 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments that are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan), provided that if the recalculation of the higher amount was then redone based on the Internal Revenue Service position and Executive would net more if no reduction took place, such reduction shall be  cancelled and the full amount paid to Executive in a lump sum within 30 days of the Internal Revenue Service assessment becoming final, unless this proviso would negate the ability to use the reduction if this was not implemented or caused a violation of Section 409A, in which case this proviso shall be null and void.

[Signature Page Follows]

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[Signature Page to Anderson Employment Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

THE LGL GROUP, INC.

	By:	/s/ R. LaDuane Clifton
	Name:	LaDuane Clifton
	Title:	Chief Accounting Officer

Agreed to and Accepted:

/s/ Gregory P. Anderson
GREGORY P. ANDERSON

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